Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-273839) pertaining to the 2023 Omnibus Incentive Compensation Plan and the 2023 Non-Employee Director Plan of Orion Engineered Carbons S.A. of our reports dated February 14, 2024, with respect to the consolidated financial statements of Orion S.A., and the effectiveness of internal control over financial reporting of Orion S.A., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Houston, TX
February 14, 2024